FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended	December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from	to

Commission file number	1-10254

TOTAL SYSTEM SERVICES, INC. EMPLOYEE STOCK PURCHASE PLAN

TOTAL SYSTEM SERVICES, INC.

1600 FIRST AVENUE

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.1

TOTAL SYSTEM SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2006, 2005, and 2004

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Total System Services, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 2006 and 2005, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2006 and 2005, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 18, 2007

TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2006 and 2005
Assets	2006	2005
Common stock of Total System Services, Inc. at fair
value – 1,768,706 shares (cost $37,145,448) in 2006 and
1,802,728 shares (cost $37,427,021) in 2005 (note 2)	$46,676,152	35,675,987
Dividends receivable	115,660	100,994
Contributions receivable	629,323	613,400
	$47,421,135	36,390,381
Plan Equity
Plan equity (4,218 and 4,479 participants at
December 31, 2006 and 2005, respectively) (note 2)	$47,421,135	36,390,381

See accompanying notes to financial statements.

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TOTAL SYSTEM SERVICES, INC.
EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2006, 2005, and 2004
	2006	2005	2004
Dividend income	$462,079	367,942	219,155
Realized gain on distributions to participants
(note 4)	683,487	1,802,880	2,854,674
Unrealized appreciation (depreciation) in common
stock of Total System Services, Inc. (note 3)	11,281,738	(10,127,064)	(14,658,691)
Contributions (notes 1 and 2):
Participants	10,074,831	9,436,042	8,628,675
Participating employers:
Total System Services, Inc.	4,013,801	3,783,552	3,491,270
Columbus Depot Equipment Company	190	177	166
Columbus Productions, Inc.	40,147	38,846	38,340
TSYS Canada, Inc.	48,955	40,742	34,070
TSYS Total Debt Management, Inc.	81,739	75,235	65,411
ProCard, Inc.	84,769	93,095	103,896
Vital Processing Services, L.L.C.	541,160	515,951	469,370
Enhancement Services Corporation	129,317	92,236	55,934
TSYS Technology Center	97,240	79,245	56,227
Total employer contributions	5,037,318	4,719,079	4,314,684
Increase in Plan equity
before withdrawals	27,539,453	6,198,879	1,358,497
Withdrawals by participants – common stock of
Total System Services, Inc. at fair value
(765,391 shares in 2006, 631,575 shares in 2005,
and 544,997 shares in 2004) (note 4)	(16,508,699)	(13,082,903)	(13,071,280)
Increase (decrease) in Plan equity
for the year	11,030,754	(6,884,024)	(11,712,783)
Plan equity at beginning of year	36,390,381	43,274,405	54,987,188
Plan equity at end of year	$47,421,135	36,390,381	43,274,405

See accompanying notes to financial statements.

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TOTAL SYSTEM SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(1)	Description of the Plan

The Total System Services, Inc. Employee Stock Purchase Plan (the Plan) was implemented as of October 1, 1984. The Plan is designed to enable participating Total System Services, Inc. (TSYS) and subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS and subsidiaries (the Participating Employers).

TSYS serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Prior to July 1, 2002, all employees who work 20 hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work 20 hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. Effective December 31, 2002, employees of TSYS or TSYS affiliates who are employed in a country other than the United States and are eligible to participate in a compensatory stock plan sponsored by TSYS or TSYS affiliates similar to the Plan that has been established pursuant to the laws of that country are not eligible to participate in the Plan. Participants contribute to the Plan through payroll deductions as a percentage of compensation. The minimum contribution was 0.5%, and the maximum contribution ranges from 3% to 7%, based on years of service. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and Participating Employers’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, postage, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Plan sponsor for a specified period of time. Effective January 23, 2002, the Plan was amended to allow employees to make unlimited withdrawals without their employer matching contributions being suspended.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him/her or TSYS prior to the date of such amendment or termination.

(2)	Summary of Accounting Policies

The investment in common stock of TSYS is stated at fair value. The 2006 and 2005 fair values are based on the closing price at year-end. The December 31, 2006 and 2005 fair values were $26.39 and $19.79 per share, respectively.

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TOTAL SYSTEM SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the fair value per share at the date of the distribution to the participants, less transaction costs.

Contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution. At December 31, 2006, plan investments include 3,401 shares held by 18 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

Dividend income is accrued on the record date.

The Plan’s investments consist of common stock of TSYS which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.

5	(Continued)

TOTAL SYSTEM SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(3)	Unrealized Appreciation (Depreciation) in Common Stock of TSYS

Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

	2006	2005	2004
Unrealized appreciation (depreciation)
at end of year	$9,530,704	(1,751,034)	8,376,030
Unrealized (depreciation) appreciation
at beginning of year	(1,751,034)	8,376,030	23,034,721
Unrealized appreciation
(depreciation) for the year	$11,281,738	(10,127,064)	(14,658,691)

(4)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2006	2005	2004
Fair value at dates of distribution or
redemption of shares of common
stock of TSYS	$16,508,699	13,082,903	13,071,280
Less cost (computed on an average
cost basis) of shares of common
stock of TSYS distributed or
redeemed	15,825,212	11,280,023	10,216,606
Total realized gain	$683,487	1,802,880	2,854,674

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